UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Citigroup Inc.
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April 5, 2022

This supplements information contained in our 2022 Proxy Statement (Proxy Statement) concerning the Transformation Bonus Program (Program) described on pages 73 and 74 of the Proxy Statement.

Our Transformation is our top priority. The Transformation is a multi-year effort to strengthen our risk and control environment, modernize our operating model, and enhance our culture. This effort is overseen by the Transformation Oversight Committee of our Board of Directors, led by Citi CEO Jane Fraser, and driven by the Executive Management Team and other leaders across the firm. The effort requires significant coordination across the entire company to address a range of interdependencies that span businesses and functions.

Our Personnel and Compensation Committee (Committee) approved the Program in August 2021 to foster a unified, collective focus on achieving key Transformation goals and ensure consistent leadership throughout the multi-year effort. Central to the design of the Program is the recognition that our ability to achieve the objectives of our Transformation requires collective effort over a multi-year period. Accordingly, participants in the Program will be collectively evaluated against outcomes in order to foster a culture of shared accountability.

There have been no changes to the Program since it was approved, and the below information is intended only to provide further detail about the Program and clarify matters of interest that have arisen during our engagement with stockholders.

Question 1:	Why did the Committee approve the Program instead of providing similar incentives through our existing incentive programs?

Answer 1:	The Committee approved the Program for the following reasons:

●	Our Transformation is our top priority – it is foundational to the success of our future – both in terms of delivering on our strategy and the financial path forward in the medium-term and beyond.

●	The goal of cultural change suggests that a group be held accountable collectively, not just individually, for the successful execution of the Transformation.

●	Existing incentives have proven insufficient in the past to execute certain large cross-functional remediation projects on a timely basis.

●	The Transformation requires very substantial additional and different work from the regular job responsibilities of almost all Program participants.

●	The Program is in the best interest of our stockholders because it represents a prudent investment in the Transformation effort, which is the company’s top priority for increasing share value over the long term.

Question 2:	What are the performance metrics under the Program?

Answer 2:	The performance metrics approved by the Committee are based on the collective achievement of the metrics set forth below. These metrics evaluate progress against the design and effective execution and sustainability of the Transformation and our response to the Consent Orders we entered into in 2020 (Consent Orders). Each part of the three-part award is measured against the performance metrics to determine how much of the target award value is paid, if any.

Metrics

●	Submission of suitable remediation plans to our primary regulators

●	Timely execution of specific actions management must take to reduce our risk in the near term while making lasting improvements to our risk and control environment and executing on the Transformation

APRIL 5, 2022

●	Milestone execution, which includes the percentage of milestones that management has completed on time for submission to our Internal Audit function for validation; the percentage of milestones that are at risk for not being completed on time; and the percentage of milestones that have not been completed on time

●	Execution quality, which includes percentage of milestones that our Internal Audit function has reviewed and deems to be complete

Question 3:	Under the Program, does each participant receive only one award for the 3-year Program or an award for each of the 3 years?

Answer 3:	Under the Program, each participant receives only one award. That one award is eligible to be paid out in three tranches over the 3-year period of the Program: up to 25% at the beginning of 2023, up to 25% at the beginning of 2024, and up to 50% at the beginning of 2025.

Question 4:	How will the amount to be paid for each tranche reflect performance against the metrics described above?

Answer 4:	Shortly before each designated payment date, an assessment will be made by the Committee to determine what portion – if any – of the relevant tranche is collectively earned based on the pre-set performance criteria for the applicable performance period. The portion to be paid out for each tranche will be applied to all participants in the Program on a consistent basis. For example, while a maximum of 25 percent of the award can be earned for the first tranche, if the Committee determines, based on the relevant criteria, that collective performance merits only a 15 percent payout, then each participant will only be paid 15 percent for that tranche (assuming they satisfy all other conditions for entitlement to be paid). There is no opportunity to make up for reductions to earlier tranches through exceptional performance for later tranches.

Question 5:	Are there other criteria that must be met?

Answer 5:	Participants must continue to be actively employed by Citi at the payment date to receive a payment. Payments are further subject to all Program conditions, including demonstrable leadership in all job specific aspects of the Transformation, a satisfactory Risk & Control pillar performance rating under our normal annual incentive assessment process, and the rules of our Accountability Framework. Payments are also subject to cancellation and clawback provisions as described on page 88 of our Proxy Statement.

Question 6:	How does stock performance impact each participant’s award, if at all?

Answer 6:	Stock price will not affect payouts, if any, on the first and second tranches of the Program, which each constitute a maximum of 25 percent of the award and which are each paid without reference to stock performance. The third tranche, which constitutes a maximum of 50 percent of the award, is affected by stock performance. For this third tranche, once performance is accounted for and the base payout is determined to be either the maximum 50 percent or some lower percentage as described above, the payout is further adjusted based on stock performance. That is, the payout amount is further adjusted downward or upward as if that payout had been invested in Citi common stock, from the date of grant of each award through the payment date for the third tranche, taking into account stock price changes and the sum of dividends paid (without interest or assumed reinvestment), consistent with our customary approach for equity-based compensation.

APRIL 5, 2022

The starting value for this calculation is $70.37, the average closing price of our stock from October 25-29, 2021, the five-day period before awards were granted to participants. The ending value for this calculation will be the five-day average of closing prices for the stock for the period ending on February 19, 2025, the scheduled payment date for the third tranche. Stock performance during this period is the only means by which the award value can be increased above the target award value for the third tranche; the value of the award could also decrease if stock performance decreases.

Question 7:	Can you illustrate how the Program works?

Answer 7:	The award granted to each participant has a target award amount. Each participant’s target award amount is based on their total compensation level. In most cases, the target award is equal to the participant’s total compensation in 2020. The target award amount for each Executive Management Team member, who represent our senior-most executives, is capped at $5 million.

The following illustrates how the Program works in two hypothetical scenarios, each of which assume a target award amount of $5 million and represent positive and negative stock performance, respectively.

SCENARIO I – 50% POSITIVE STOCK RETURN ($000)
	Tranche 1	Tranche 2	Tranche 3
	(Aug 2021 - Dec 2022	(Jan 2023 - Dec 2023	(Jan 2024 - Dec 2024
	performance period) -	performance period) -	performance period) -
	Maximum of 25% of	Maximum of 25% of	Maximum of 50% of
	Target	Target	Target +/- Stock Return
			Adjustment
Unadjusted Target Award Amount	$1,250	$1,250	$2,500
Performance Achievement Percentage*	80%	60%	90%
Adjusted to Reflect Performance	$1,000	$750	$2,250
Cumulative Shareholder Return	Not Applicable	Not Applicable	+50%
Payout After Adjustment to Reflect Return on Stock	$1,000	$750	$3,375
Cumulative Payment After Stock Return Adjustment		$5,125

*     Performance achievement percentage cannot exceed 100%.

APRIL 5, 2022

SCENARIO II – 20% NEGATIVE STOCK RETURN ($000)
	Tranche 1	Tranche 2	Tranche 3
	(Aug 2021 - Dec 2022	(Jan 2023 - Dec 2023	(Jan 2024 - Dec 2024
	performance period) -	performance period) -	performance period) -
	Maximum of 25% of	Maximum of 25% of	Maximum of 50% of
	Target	Target	Target +/- Stock Return
			Adjustment
Unadjusted Target Award Amount	$1,250	$1,250	$2,500
Performance Achievement Percentage*	80%	60%	90%
Adjusted to Reflect Performance	$1,000	$750	$2,250
Cumulative Shareholder Return	Not Applicable	Not Applicable	-20%
Adjusted to Reflect Return on Stock	$1,000	$750	$1,800
Cumulative Payment After Stock Return Adjustment	$3,550

*     Performance achievement percentage cannot exceed 100%.

In considering the above examples, please note that no inference is intended concerning actual outcomes under the Program, which depend on performance as measured at the conclusion of each performance period and actual stock return.

Question 8:	Did the Committee intend that Program awards would replace, substitute or make up for any other incentive awards or prior negative impacts on the compensation of its senior leaders?

Answer 8:	No. In approving the Program, the Committee did not intend that the Program would be a replacement, substitution or make-up for any other compensation amount, nor does the Committee expect to make other special awards related to the Transformation in the future.

The Committee held leaders accountable for failures to address the risk and control issues underlying the Consent Orders by its decision to reduce the compensation of senior leaders across the firm in 2020. The practice under which this occurred will continue, and the Committee expects that in the future it will continue to hold both individuals and groups of employees accountable for circumstances related to the Consent Orders, or other matters, through its annual determination of incentive awards – apart from the Program. The Committee annually considers risks and controls in the determination of incentive compensation and will continue to do so in the future. In other words, the Program serves to reinforce the incentive for collective improvement in the risk and control environment and does not serve in lieu of the Committee’s annual assessment of each executive’s annual performance.

While it has and will continue to reduce compensation for deficiencies of senior leadership, the Committee also views it as appropriate to create opportunities to recognize achievements against the firm’s goals, including the Transformation. The Program is aligned with that view and is carefully designed to recognize future outcomes.